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                                                                    EXHIBIT 21.1


     After the distribution, Global Payments expects to have the following subsidiaries, each of which will be wholly owned by the Registrant, except as noted below:

Name                                          Jurisdiction of Incorporation
----                                          -----------------------------

National Data Payment Systems, Inc.           New York
NDC Check Services, Inc.                      Illinois
NDPS Comerica Alliance, LLC                   Delaware
Global Payment Systems LLC (Note 1)           Georgia
Global Payment Holding Company                Delaware
GPS Holding Limited Partnership (Note 2)      Delaware
Global Payment Systems of Canada, Ltd         Canada
Merchant Services U.S.A., Inc.                North Carolina
NDC Holdings (UK) Ltd.                        Georgia [United Kingdom]
CheckRite Recovery Service, Inc.              New Jersey
CheckRite of Phoenix [GP, Inc.](Note 3)       Colorado
NDPS Holdings, Inc.                           Delaware
NDC Gaming Services, Inc.                     Illinois

Note 1. Global Payment Systems LLC is .3% owned by Global Payments, .01% owned by NDC Holdings (UK) Ltd. and 92.19% owned by GPS Holding LP.

Note 2. GPS Holding Limited Partnership is .85% owned by Global Payments, 84.61% owned by Global Payment Holding Company and 14.54% owned by NDPS Holdings, Inc.

Note 3.  CheckRite of Phoenix is 51% owned by Global Payments.